Gladstone Land Announces Acquisition of $17 Million Farm in California

MCLEAN, Va., January 6, 2015 /GLOBENEWSWIRE/ — Gladstone Land Corporation (NASDAQ: LAND) (the “Company”) announced today that it closed on the acquisition of a 331-acre strawberry farm in Salinas, California, for approximately $17.0 million. The Company won the right to acquire this property at a public auction that took place in December 2014. The property, located in a premier agricultural region in Monterey County, has four wells on site with ample water and has excellent soil. The property is leased through October 2016 to a national grower and distributor of fresh strawberries. In addition, the Company announced the issuance of a $10.2 million bond under its $75.0 million facility with Federal Agricultural Mortgage Corporation (“Farmer Mac”). The bond, which is non-amortizing and has a term of five years, will bear interest at a fixed rate of 3.25% per annum throughout its term. Bonds issued under this facility are secured by mortgage loans on agricultural real estate owned by the Company and have an effective loan-to-value ratio of 60% of the underlying agricultural real estate.

“We are extremely pleased with our progress since our IPO nearly 2 years ago,” said Bill Frisbie, Managing Director of the Company. “We have expanded into 5 different states and 11 different growing regions, and we continue to diversify our tenant base while maintaining 100% occupancy on our properties. We look forward to continuing to build a portfolio of first-rate farms with top-tier tenant operators.”

“We are very excited to acquire this farm in the premier agricultural region of Monterey County,” said David Gladstone, Chairman of the Company. “Based on independent appraisals and recent sales comparisons, similar properties in this region are being valued between $45,000 and $60,000 per acre. This particular property has plenty of water and great soil, and we believe it will follow the trend of gradual increases in value that California farmland has experienced over the past several years. And, as mentioned in earlier press releases, we believe that the additional income from our recent farm acquisitions will allow the board to consider an increase in the dividend from its current rate of $0.03 per share per month, or $0.36 per year, in early 2015.”

About Gladstone Land Corporation:

Gladstone Land is a real estate investment trust that pays monthly distributions to its stockholders. The Company invests in farmland located in major agricultural markets in the United States that it leases to corporate and independent farmers and intends to report the current value of its farmland on a quarterly basis. As of September 30, 2014, the net asset value of the Company was $13.77 per share. The Company currently owns 33 farms, comprised of 8,370 acres in 5 different states across the U.S., valued at approximately $207 million. Its acreage is predominantly concentrated in locations where its tenants are able to grow row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as permanent crops, such as blueberries. The Company also may acquire property related to farming, such as storage facilities utilized for cooling produce, processing buildings, packaging facilities and distribution centers. The Company has paid 23 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current distribution is $0.03 per share per month. Additional information can be found at www.GladstoneLand.com.

Owners or brokers who have farmland for sale in the western part of the United States should contact Bill Reiman at (805) 263-4778 or Bill.Reiman@GladstoneCompanies.com, and those with farmland for sale in the eastern part of the United States should contact Bill Frisbie at (703) 287-5839 or Bill.Frisbie@GladstoneCompanies.com.

For stockholder information on Gladstone Land, call (703) 287-5893. For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.Gladstone.com.

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of the foregoing words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on February 24, 2014. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Gladstone Land Corporation

For further information: Gladstone Land, 703-287-5893